Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607

February 5, 2015

Board of Directors
CorMedix Inc.
745 Route 202-206, Suite 303
Bridgewater, New Jersey 08807

Gentlemen:

We have acted as counsel to CorMedix Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1, as filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”), to maintain the registration of (i) 1,705,000 shares (the “Warrant Shares”), of the Company’s common stock, $0.001 par value per share (the “Common Stock”), upon the exercise of outstanding warrants issued to investors on March 30, 2010 (the “Warrants”), (ii) 2,406 units underlying an underwriter’s unit purchase warrant issued on March 30, 2010 (the Underwriter’s Unit”), (iii) 4,812 shares of common stock  underlying the Underwriter’s Unit, (iv)  warrants to purchase 2,406 shares of Common Stock underlying the Underwriter’s Units, and (v) 2,406 shares of Common Stock underlying the warrants in the Underwriter’s Unit (the securities referenced in clauses (ii) through (v) are collectively referred to as the “Underwriter Securities”, and together with the Warrant Shares are collectively referred to as the “Securities”).  We understand that the Securities are being offered directly by the Company, without an underwriter, and the holders of the Warrants and the Underwriter’s Unit may purchase the Warrant Shares and the Underwriter Securities directly from the Company by exercising the Warrants and the Underwriter’s Unit and the warrants underlying the Underwriter’s Unit.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we deemed necessary for purposes of the opinions expressed below.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Based upon the foregoing, we are of the opinion that the  Securities have been duly authorized for issuance and, when the  Securities have been issued and sold as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law, including the statutory provisions of the Delaware General Corporation Law and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.  We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and reference to our firm under the heading “Legal Matters” in the prospectus included therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ WYRICK ROBBINS YATES & PONTON LLP